Exhibit 99a

                 EDO Reports Second Quarter Results;
                   Signs Two Acquisition Agreements

    NEW YORK--(BUSINESS WIRE)--July 27, 2006--EDO Corporation (NYSE:
EDO) recorded revenue of $152.4 million in the second quarter of 2006, a decline of 2.4 percent from the $156.1 million recorded in the second quarter of 2005. Net earnings for the quarter were $6.3 million, up 3.0 percent from $6.1 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.30 for the second quarter of 2006, versus $0.31 in the second quarter of 2005.
    Results were impacted by a decline in revenue related to electronic-force-protection products. During the second quarter of 2005, EDO was in accelerated production of a large order that generated $27.6 million in revenue. Corresponding electronic-force-protection revenue in the second quarter of 2006 was $4.5 million. Excluding this product, revenue for the quarter was $147.9 million versus $128.5 million in 2005, an increase of 15 percent. Results for the quarter were also impacted by a $3.7 million benefit due to the reversal of income-tax-contingency reserves related to the resolution of an outstanding tax matter.
    For the six-month period ended June 24, 2006, revenue was $272.1 million, versus $272.6 million recorded in the first half of 2005. This included $9.5 million in sales of electronic force protection products for the first half of 2006 versus $38.3 million in the first half of 2005. Net earnings for the first half of 2006 were $5.3 million, versus $9.0 million in the same period last year. On a diluted per-share basis, earnings were $0.29, versus $0.49 in the first half of 2005.
    "We expect improvement in revenue and earnings during the second half of 2006," said Chief Executive Officer James M. Smith. "A key driver in this improvement will be revenue growth from our communications and networking products. Additionally, we expect both of our announced acquisitions to be accretive to earnings."

    Acquisitions
    On July 26, EDO agreed to acquire CAS Inc, a privately-held company that provides engineering services and weapons-systems analysis to the Department of Defense. This acquisition is expected to be completed by September and will triple the size of EDO's Professional and Engineering Services. The CAS financial results will be included in EDO's Engineered Systems and Services reporting segment, adding approximately $65 million to revenue in 2006.
    Also on July 26, EDO agreed to acquire Impact Science & Technology Inc, a privately-held company that provides signal intelligence services and systems to the intelligence community, and advanced countermeasures and electronic attack systems to the Department of Defense and various government agencies. This acquisition is expected to be completed by September and will add approximately $20 million to revenue in 2006. Impact Science & Technology will be included in EDO's Electronic Systems and Communications reporting segment.

    Organic Revenue Growth
    Organic revenue, which excludes revenue from acquisitions owned less than one year, declined by $12.0 million, or 7.5 percent. This is due to higher revenue in 2005 driven by significantly accelerated deliveries in order to meet the force protection needs of our soldiers. Excluding revenue related to electronic-force-protection products, organic growth was 9.2 percent, and will be approximately 15 percent for the full year.
    For 2007, we expect to return to our organic-revenue-growth target of 8 to 10 percent annually.

    Increased Revenue Guidance
    In anticipation of acquiring CAS and Impact Science & Technology by September, the 2006 revenue forecast is being increased to a range of $735 million to $750 million, compared to $648 million achieved in 2005. This takes into account a reduced revenue forecast for electronic-force-protection products following the government's decision to conduct a new competition for counter-IED systems.

    Margins
    Operating margins for the three months ended June 24, 2006 were
3.8 percent of net sales, versus 8.0 percent in the second quarter of 2005. This decline was due primarily to the lower sales related to electronic-force-protection products.
    Margins this year also have been reduced by certain low-margin developmental contracts. As is typical of such developmental work, these contracts should result in high-revenue contracts at normal production margins in future years. In particular during the second quarter, margins were impacted by higher than expected development costs for sonar and aircraft-armament-system contracts.
    EBITDA, as adjusted, was $12.8 million, or 8.4 percent of revenue in the second quarter of 2006, versus $18.4 million, or 11.8 percent of revenue in the prior year's quarter. For the year-to-date, EBITDA, as adjusted, was $19.3 million, or 7.1 percent of revenue in the first half of 2006, versus $31.4 million, or 11.5 percent of revenue in the prior year.
    For the full year of 2006, adjusted EBITDA margin is expected to be approximately 10 percent. This is lower than previously estimated due to the impact of the developmental contracts discussed above.
    EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow
    Cash used by operations was $4.1 million, versus $2.5 million in the second quarter of 2005. Year-to-date, positive cash flow from operations was $9.9 million, versus $7.9 million of cash used by operations in the prior year. For the full year, we expect to generate positive cash flow from operations in a range consistent with our historical performance, which over the long term is in excess of net earnings.
    EDO's cash balance at the end of the second quarter was $109.1 million, versus $108.7 million at the end of 2005. Most of this cash will be used in funding the acquisitions that are expected to close by September.

    Backlog
    The total funded backlog of unfilled orders as of June 24 stood at $608.0 million, versus $585.5 million on March 25; $558.7 on Dec. 31, 2005; and $535.1 million at the end of the second quarter of 2005.
    Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $642 million in what we view as high-confidence future revenue, for a total of more than $1.2 billion.
    Backlog does not include any amounts related to the pending acquisition of CAS or Impact Science & Technology.

    Conference Call
    EDO will conduct a conference call at 10:30 a.m. EDT on July 27 to review these results in more detail. A live webcast of the conference call will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live broadcast, a replay of the call will be available on these websites. There will also be a telephone replay available until August 3. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #207052 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation
    EDO Corporation designs and manufactures a diverse range of products for defense, intelligence, and commercial markets, and provides related engineering and professional services.
    Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    With headquarters in New York, EDO Corporation (www.edocorp.com) employs 3,000 people worldwide. The company was founded in 1925 and had revenues of $648 million in 2005.

    Forward-Looking Statements
    Certain statements made in this release, including statements about future revenues, long-term organic revenue growth, annual revenue expectations, future earnings, and EBITDA margins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)


                            Three months ended     Six months ended
                             June 24,   June 25,  June 24,   June 25,
                              2006       2005       2006       2005
                           ----------- --------- ----------- ---------
                                 (unaudited)          (unaudited)

Net sales                    $152,398  $156,112    $272,107  $272,620

Costs and expenses:
   Cost of sales              119,657   118,360     210,901   203,414
   Selling, general and
    administrative             23,903    20,014      49,261    40,302
   Research and
    development                 3,006     3,994       6,212     8,412
   Environmental cost
    provision                       -     1,250           -     1,250
                           ----------- --------- ----------- ---------
                              146,566   143,618     266,374   253,378

                           ----------- --------- ----------- ---------
Operating earnings              5,832    12,494       5,733    19,242

   Interest income              1,101       294       2,122       795
   Interest expense            (2,237)   (2,274)     (4,661)   (4,465)
   Other, net                    (111)      (15)       (257)      (60)
                           ----------- --------- ----------- ---------
Non-operating expense, net     (1,247)   (1,995)     (2,796)   (3,730)
                           ----------- --------- ----------- ---------
Net earnings before income
 taxes                          4,585    10,499       2,937    15,512

Income tax benefit
 (expense)                      1,686    (4,410)      2,395    (6,515)

                           ----------- --------- ----------- ---------
Net earnings                 $  6,271  $  6,089    $  5,332  $  8,997
                           =========== ========= =========== =========

Net earnings per common
 share:
   Basic:                    $   0.35  $   0.34    $   0.30  $   0.50
   Diluted:                  $   0.30  $   0.31    $   0.29  $   0.49
                           =========== ========= =========== =========

Weighted average shares
 outstanding
   Basic                       18,099    18,065      18,055    17,998
   Diluted (a)                 24,467    22,741      18,538    22,690
                           =========== ========= =========== =========


Backlog of unfilled orders                         $608,034  $535,091
                                                 =========== =========


(a) Assumes exercise of dilutive stock options. The convertible notes were dilutive in the second quarter of both years, as well as the first half of 2005. They were anti-dilutive in the first half of 2006.


                  EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                          ($000's omitted)

                                                  June 24,    Dec 31,
                                                    2006       2005
                                                ----------------------
                                                 (unaudited)
Assets

Current Assets:
Cash and cash equivalents                        $ 109,092  $ 108,731
Accounts receivable, net                           168,015    189,190
Inventories                                         70,761     56,567
Deferred income tax asset, net                       9,090      8,946
Notes receivable                                     7,000      7,100
Prepayments & other                                 13,159      3,809
                                                ----------------------
             Total Current Assets                  377,117    374,343

Property, plant and equipment, net                  52,013     49,574
Goodwill                                           149,419    152,347
Other intangible assets                             58,211     55,925
Deferred income tax asset, net                      27,300     29,637
Other assets                                        25,217     25,573
                                                ----------------------
Total Assets                                     $ 689,277  $ 687,399
                                                ======================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities         $  72,845  $  85,237
Contract advances and deposits                      45,405     42,244
Note payable, current                                2,000      2,000
                                                ----------------------
           Total Current Liabilities               120,250    129,481

Income taxes payable                                 6,513      6,513
Note payable, long term                              5,000      5,000
Long-term debt                                     201,250    201,250
Post-retirement benefits obligations               104,268    103,815
Environmental obligation                             1,386      1,392
Other long-term liabilities                             48         55
Shareholders' equity                               250,562    239,893
                                                ----------------------
Total Liabilities & Shareholders' Equity         $ 689,277  $ 687,399
                                                ======================


                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                            (In thousands)


                                Three months ended  Six months ended
                                June 24, June 25,  June 24, June 25,
                                    2006     2005      2006     2005
                                ------------------ ------------------
                                    (unaudited)        (unaudited)
Net sales:
  Engineered Systems & Services $ 62,164 $ 61,638  $121,430  $112,661
  Electronic Systems &
    Communications                90,234   94,474   150,677   159,959
                                ------------------ -------------------
                                $152,398 $156,112  $272,107  $272,620
                                ================== ===================

Operating earnings:
  Engineered Systems & Services $  1,588 $  2,396   $ 3,217  $  6,163
  Electronic Systems &
   Communications                  4,244   11,348     2,516    14,329
  Environmental cost provision       -     (1,250)             (1,250)
                                ------------------ -------------------
                                   5,832   12,494     5,733    19,242

Net interest expense              (1,136)  (1,980)   (2,539)   (3,670)
Other, net                          (111)     (15)     (257)      (60)
                                ------------------ -------------------

Earnings before income taxes    $  4,585 $ 10,499   $ 2,937  $ 15,512
                                ================== ===================


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)


                             Three months ended     Six months ended
                             June 24,   June 25,   June 24,   June 25,
                               2006       2005       2006       2005
                            ----------  --------  ----------  --------
                                (unaudited)           (unaudited)

Net earnings before income
 taxes                     $    4,585  $ 10,499  $    2,937  $ 15,512

Interest expense                2,237     2,274       4,661     4,465
Interest (income)              (1,101)     (294)     (2,122)     (795)
                            ----------  --------  ----------  --------
Net interest expense            1,136     1,980       2,539     3,670

Depreciation                    2,958     2,300       5,736     4,942
Amortization                    1,800     1,311       3,414     2,621
                            ----------  --------  ----------  --------
Total depreciation &
 amortization                   4,758     3,611       9,150     7,563

                           ----------- --------- ----------- ---------
EBITDA                         10,479    16,090      14,626    26,745

ESOP compensation expense       1,149     1,236       2,335     2,550
Pension expense                 1,194     1,069       2,388     2,139
                            ----------  --------  ----------  --------
EBITDA, as adjusted        $   12,822  $ 18,395  $   19,349  $ 31,434

Diluted shares
 outstanding *                 18,581    18,333      18,538    18,282

EBITDA, as adjusted, per
 share *                   $     0.69  $   1.00  $     1.04  $   1.72
                            ==========  ========  ==========  ========


* Excludes potential impact of subordinated note conversion.


                            Summary of Cash Flows
                               (In thousands)


                            Three months ended      Six months ended
                             June 24,   June 25,   June 24,   June 25,
                               2006       2005      2006        2005
                            ----------  --------  ----------  --------
                                 (unaudited)           (unaudited)

Cash provided (used) by
 operations                $   (4,105) $ (2,474) $    9,912  $ (7,887)

Cash (used) by investing
 activities                $   (4,317) $(41,616) $   (9,541) $(48,011)

Cash provided (used) by
 financing activities      $       27  $ (4,752) $      (10) $ (5,058)
                            ----------  --------  ----------  --------
                           $   (8,395) $(48,842) $      361  $(60,956)
                            ==========  ========  ==========  ========


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                          Fiscal 2006
                                          ------------

Revenue range                             $735 million - $750 million

Pension expense                           $4.8 million

FAS 123(R) Option Expense                 $0.9 million

Effective operating tax rate range        42% - 43%

Adjusted EBITDA margin                    10.00%

ESOP shares issued per quarter            42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive    18.1 million
  - If Note conversion is dilutive        24.5 million


* "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

- Quarterly Dilution Test
  Since the after-tax interest on Notes reduces Net Earnings by $1,187,375 per quarter, the decision point for the dilution test is $1,187,375 / 5,886,422 shares, or $0.20 per share.
  When basic EPS for a quarter are more than $0.20, the impact of the Notes is dilutive.
  The Notes were dilutive to EPS this quarter but not for the year to date.

  Annual Dilution Test
  Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422 shares, or $0.81 per share.
  When basic EPS for the year are more than $0.81, the impact of the Notes is dilutive.
  Based on current projections, the Notes are expected to be dilutive for the 2006 full-year. If so, the EPS calculation will be based on about 24.5 million shares.

  This table contains estimates based on management's current expectations.
  This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation
             Investor Relations:
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com